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                            [HORIZON LETTERHEAD]

                            AMENDED AND RESTATED
                            EMPLOYMENT AGREEMENT

November 11, 1999


Charles F. Marcy
11500 Brookwood Boulevard
Leawood, Kansas 66211
913-663-2963


Dear Chuck,

It is my extreme pleasure to confirm our offer of employment as President and Chief Operating Officer for Horizon Organic Holding Corporation (HOH) pursuant to this Amended and Restated Employment Agreement which shall supercede and replace in its entirety the Employment Agreement, dated as of November 4, 1999, between you and the Company. This is a full-time, exempt position reporting to Barney Feinblum, Chief Executive Officer. The details of our employment offer to you are confirmed below:

                       EMPLOYMENT TERMS AND CONDITIONS

TERMS:

1.  EFFECTIVE DATE OF HIRE: November 29, 1999

2. BASE SALARY: $9,615.39 per pay-cycle with 26 pay cycles per year ($250,000.14 if annualized). You will have annual compensation reviews that are performance/merit based, scheduled on the anniversary of your hire date. The Compensation Committee of the Board will determine annual merit increase compensation adjustments.

3. SUCCESSION: The position of President and Chief Operating Office is identified as the successor to the Chief Executive Officer position. The succession to President/CEO is scheduled concurrent with the May 21, 2000, Shareholder's meeting.

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    At the time your position and responsibilities are elevated to President /
    CEO, your base compensation will be increased from $9,615.39 per pay cycle to $10,577.00 per pay cycle ($275,002.00 if annualized).

4. BOARD OF DIRECTORS: The positions of President / COO as well as President / CEO are identified as members of the HOH Board of Directors.

5. BONUS: As President / COO, you will participate in the Horizon Organic Dairy Bonus Compensation Plan at 45% of base salary at target performance, with a maximum potential bonus of 90% of base salary for extraordinary performance. Your bonus consideration for 1999 will be prorated from date of hire to December 31, 1999.

    At the time you are promoted to President / CEO, you will participate in the BCP at 55% of base salary at target performance, with a maximum potential bonus of 110% of base salary for extraordinary performance.

    Bonus consideration is based on a combination of corporate and individual performance factors, the details of which will be mutually determined by you and the CEO during your service as President / COO and mutually determined by you and the Board during your service as President / CEO.

6. PAID TIME OFF: You will accrue Paid Time Off (PTO) at the rate of 26 days per employment year. You will have an additional 10 days of PTO in your PTO on your date of hire.

7. STOCK OPTIONS: On your start date, you will be awarded, in accordance with the Horizon qualified Equity Incentive Plan, a vesting stock option to purchase 150,000 shares of HOH common stock at the strike price at the close of business on the day of the signed Employment Agreement or the strike price on your start date, whichever is the lower PLUS 50,000 restricted stock options of HOH common stock at 85% of the strike price at the close of business on the day of the signed Employment Agreement or the strike price on your start date, whichever is lower. At the time you are promoted to President / CEO you will receive additional 50,000 options at the fair market value at that time. All of the stock options described in this paragraph 7 are referred to in this letter agreement as the "Stock Options."

    Except as provided otherwise in this paragraph 7, the Stock Options will vest at 25% per year on the anniversary date of the award with a 5-year exercise period. In the event of a Change of Control of HOH, the Stock Options immediately shall become exercisable in full. A "Change in Control" of HOH shall be deemed to have occurred if (i) any person (as such term is used in Sections 13(d) and 14(d) (2) of the Securities and Exchange Act of 1934 (the "Exchange Act")), other than HOH, is or becomes the beneficial owner (as defined in Rule 13D-3 under the Exchange Act), directly or indirectly, of 50% or more of the combined voting

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    power of the outstanding shares of capital stock of HOH entitled to vote generally in the election of directors (calculated as provided in Rule 13d-3(d) under the Exchange Act in the case of rights to acquire capital stock), whether by means of a tender offer or exchange offer, Transaction or otherwise; or (ii) the Board or stockholders of HOH approve a Transaction. A "Transaction" is: a) any consolidation or merger of HOH other than a merger solely to effect a reincorporation or a merger of HOH as to which stockholder approval is not required pursuant to Sections 251(f) or 253 of the Delaware General Corporation Law; or b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of 50% or more of the assets of HOH.

8. BENEFITS: You will be eligible to participate in all company benefits including:

    - Wellness and insurance (life, short- and long-term disability, medical, dental and vision), from first day of employment providing you complete the required enrollment forms within the first 30 days of employment.

    - 401-K program with eligibility for participation to commence after one year of regular full-time employment. Enrollment windows are available at the beginning of each quarter following one year of employment.

       The 401-K plan is currently being restructured for a January 2000 implementation. Among other changes, we are evaluating the acceleration of participation eligibility.

    - Employee stock purchase plan after a 90 days of regular full-time employment with enrollment periods of July 1st and January 1st of each year.

9. MOVING ALLOWANCE: HOH will reimburse you (or pay on your behalf) all costs related to your relocation to Colorado up to $100,000.00 for related relocation expenses, such as realtor fees/closing costs on the sale/purchase of your home, house-hunting trips to Colorado, temporary housing, living expenses, etc.

10. SEVERANCE: HOH agrees to pay, as severance, contingent upon the execution of a release and non-compete agreement, 18 months of base salary at the base salary rate in effect at the time of termination in the form of salary continuation (39 pay cycles) with the exception of termination for cause or voluntary termination (such severance payment referred to herein as the "Severance"). The release agreement will be full and final; the duration of the non-compete will be equal to the duration of the severance/salary continuation, i.e., 18 months and will be limited in scope to the organic products industry.

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CONDITIONS:

TERMINATION WITHOUT CAUSE: HOH will have the right to terminate employment at any time without 'cause'. In such event, contingent upon the execution of a release and non-compete agreement, HOH agrees to pay the Severance and the pro rata portion of your bonus from January 1st of the year in which the termination occurred to the termination date based upon year end plan achievement, paid out at the same time as other bonus plan participants.

VOLUNTARY TERMINATION: You may voluntarily terminate employment at any time, after which no further compensation shall be paid, nor will there be any entitlement to Severance. However, HOH agrees to pay, at the same time as other bonus plan participants, your bonus on a prorated basis based upon year-end plan achievement. Should you decide to voluntarily terminate employment with HOH, you agree to give at least 30 days notice of resignation.

In the event of a Change of Control of HOH or significant change in responsibilities, you will have the right to receive the Severance upon your voluntary termination.

TERMINATION FOR CAUSE: HOH will have the right to terminate for 'cause' if a written notification has been given and curative solution has not been reached within 15 days of notification. For these purposes, 'cause' shall be found to exist if you have been convicted of a felony, committed an act involving the misappropriation of funds of HOH or any other act which in the reasonable judgement of HOH is deliberately intended to bring harm or injury to the business or property of HOH. In the event of termination for cause, there will be no further compensation, bonus, or severance compensation. You will be entitled to all compensation, benefits and unreimbursed expenses accrued through the date of termination.

COMPANY POLICIES: Throughout your employment, you will be expected to abide by all of the company's policies, procedures and code of conduct.

This offer is contingent upon your ability to provide Horizon Organic Dairy the necessary I-9 information documenting your right to work in the U.S.A.

Chuck, we are very excited about your joining our team and are looking forward to working with you. We are confident that you will make a significant contribution to our business. Welcome to Horizon Organic Dairy!

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Please indicate your acceptance of this Amended and Restated Employment
Agreement by signing below and returning one original to Human Resources.

Sincerely,

/s/ Gary Merriman

Gary Merriman
Vice President, Human Resources

Accepted: /s/ Charles F. Marcy
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Declined:
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